Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AECOM TECHNOLOGY CORPORATION

AECOM Technology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  That the following resolution was duly adopted by unanimous vote of the Board of Directors of the Corporation, proposing the following amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their consideration at the 2014 annual meeting of the Corporation’s stockholders.  The resolution is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the FIFTH Article thereof so that, as amended, said Article shall read as follows:

FIFTH: (a) The number of directors constituting the entire Board shall be not less than three nor more than fifteen as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be nine until otherwise fixed by a majority of the entire Board.

(b)                                 Subject to the rights of the holders of any Preferred Stock, or series thereof, to elect directors:

(1)                                 From the effectiveness of this Certificate filed with the Secretary of State of the State of Delaware until the election of directors at the 2015 annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible) with the directors in Class I having a term expiring at the 2015 Annual Meeting, the directors in Class II having a term expiring at the 2016 Annual Meeting and the directors in Class III having a term expiring at the 2017 Annual Meeting. Directors in each class may be removed only with cause pursuant to subparagraph (d) of this Article FIFTH.

(2)                                 Commencing with the election of directors at the 2015 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2016 Annual Meeting and the directors in Class II having a term that expires at the 2017 Annual Meeting. Directors in each class may be removed only with cause pursuant to subparagraph (d) of this Article FIFTH. The successors of the directors who, immediately prior to the 2015 Annual Meeting, were members of Class I (and whose terms expire at the 2015 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2015 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2016 Annual Meeting shall become members of Class I; and the directors who, immediately prior to the 2015 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2017 Annual Meeting shall become members of Class II with a term expiring at the 2017 Annual Meeting.

(3)                                 Commencing with the election of directors at the 2016 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2017 Annual Meeting. All such directors may be removed only with cause pursuant to subparagraph (d) of this Article FIFTH. The successors of the directors who, immediately prior to the 2016 Annual Meeting, were members of Class I (and whose terms expire at the 2016 Annual Meeting) shall be elected to Class I for a term that expires at the 2017 Annual Meeting, and the directors who, immediately prior to the 2016 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2017 Annual Meeting shall become members of Class I with a term expiring at the 2017 Annual Meeting.

(4)                                 From and after the election of directors at the 2017 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2017 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting. Such directors may be removed with or without cause pursuant to subparagraph (d) of this Article FIFTH.

(c)                                  Any vacancies in the Board for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board, acting by a majority of the directors then in office, although less than a quorum. In the event of any increase or decrease in the authorized number of directors at any time during which the Board is divided into a class or classes: (1) each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal;

and (2) except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of Preferred Stock to elect additional directors, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board among the class or classes as nearly equal in number as the then total number of directors constituting the whole board of directors permits. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders

(d)                                 Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, prior to the election of directors at the 2017 Annual Meeting when the Board shall cease to be classified, any director or the entire Board of the Corporation may be removed at any time, but only for cause. From and after the election of directors at the 2017 Annual Meeting when the Board shall cease to be classified, any director or the entire Board of the Corporation may be removed at any time with or without cause. Notwithstanding the foregoing, and except at otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of section (c) of this Article FIFTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

SECOND:  On March 6, 2014, the Corporation’s 2014 annual meeting of stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares voted in favor of the amendment to the Certificate of Incorporation affected by this Certificate.

THIRD:  The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, AECOM Technology Corporation has caused this Certificate to be signed this 9th day of July, 2014.

AECOM TECHNOLOGY CORPORATION

By:	/s/ David Y. Gan
Name:	David Y. Gan
Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary